CHAPMAN AND CUTLER LLP
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                        January 11, 2007


First Trust Portfolios, L.P.
1001 Warrenville Road
Lisle, Illinois  60532

The Bank of New York
Unit Investment Trust Office
101 Barclay Street, Fl. 20W
New York, New York  10286

     Re:                      FT 1294

Gentlemen:

     We have acted as counsel for First Trust Portfolios, L.P., depositor of FT 1294 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund
(the "Units"), under a Trust Agreement dated January 11, 2007 (the "Indenture") among First Trust Portfolios, L.P., as depositor (the "Depositor"), First Trust Advisors L.P., as supervisor, and The Bank of New York, as trustee (the "Trustee"). The Fund is comprised of the following unit investment trust:
Florida  Municipal  Income Closed-End Portfolio,  Series  8  (the
"Trust").

     In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent. For purposes of this opinion, we are assuming that the Trust will at all times be operated in accordance with the Indenture and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate the Trust at all times in accordance with the Indenture or failure to comply fully at all times with the terms of the Indenture could result in federal income tax treatment different from that described below.

     You have informed us that the assets of the Trust will consist of a portfolio as set forth in the Prospectus. All of the assets of the Trust constitute the "Trust Assets." You have not requested us to examine, and accordingly we have not examined, any of the Trust Assets and express no opinion as to the federal income tax treatment thereof.

     Based upon the foregoing and on the facts outlined in this opinion, and upon an investigation of such matters of law as we consider to be applicable:

          (i) We are of the opinion that, under existing United States Federal income tax law, the Trust is not an association taxable as a corporation for Federal income tax purposes but will be classified as a grantor trust and will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

         (ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unitholder is treated as the owner of a pro rata portion of the Trust under Section 676 of the Code. Therefore, a Unitholder will be considered as owning a pro rata share of each of the Trust Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. We are of the opinion that, under existing United States Federal income tax law,
     (a) under subpart E, subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of the Trust's assets and (b) each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trust's assets.

        (iii) Although the discussion in the Prospectus under the heading "Federal Tax Status" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States federal income tax matters. In this regard, please note that (a) we have not examined any of the Trust Assets and we are therefore unable to express an opinion, and we express no opinion as to the federal income tax treatment thereof and (b) the discussion under "Federal Tax Status" depends in part on the facts peculiar to individual Unitholders of which we have made no investigation and have no knowledge.

     We have also examined certain laws of the State of Florida to determine their applicability to the Florida Municipal Income Closed-End Portfolio, Series 8 (the "Florida Trust") and to the holders of Units in the Florida Trust who are residents of the State of Florida. "Non-Corporate Unitholder" means a Unitholder of the Florida Trust who is an individual not subject to the Florida state income tax on corporations under Chapter 220, Florida Statutes and "Corporate Unitholder" means a Unitholder of the Florida Trusts that is a corporation, bank or savings association or other entity subject to the Florida state income tax on corporations or franchise tax imposed on banks or savings associations under Chapter 220, Florida Statutes.

     We have assumed that the assets of the Florida Trust will consist only of shares (the "Florida RIC Shares") in entities each of which is taxed as a regulated investment company (each a "Florida RIC" and collectively, the "Florida RICs") for federal income tax purposes.

     We have not independently examined the Florida RIC Shares to be deposited in and held in the Florida Trust or any opinions of counsel with respect thereto.

     Based on the foregoing assumptions, it is our opinion that:

                (a)   Neither the Florida Trust nor Non-Corporate
     Unitholders will be subject to the Florida income tax imposed by Chapter 220, Florida Statutes.

                (b) Corporate Unitholders will generally be subject to Florida income or franchise taxation under Chapter 220, Florida Statutes (1) on all dividends received by the Florida Trust, (2) on gain realized when Florida RIC Shares are sold, redeemed or paid at maturity and (3) on gain on the sale or redemption of Units, to the extent such items are allocable to Florida under Chapter 220, Florida Statutes. In the case of Corporate Unitholders that have a commercial domicile in Florida 100 percent of the items of income described in clauses (1) through (3) of the immediately preceding sentence will be allocable to Florida to the extent that such income constitutes "nonbusiness income."

                (c) Florida Trust Units held by a Florida resident will not be excluded from the resident's estate for Florida estate tax purposes.

                (d) The Florida Trust Units will not be subject to the Florida ad valorem tax.

     We  express  no opinion with respect to taxation  under  any other provision of Florida law. Ownership of the Units may result in collateral Florida tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.

     The Committee on Legal Opinions of the American Bar Association promulgated the "Third-Party Legal Opinion Report, Including the Legal Opinion Accord," (the "ABA Guidelines") in 1991. Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

     Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

                                    Very truly yours,



                                    CHAPMAN AND CUTLER LLP